Exhibit 21.1

LIST OF SUBSIDIARIES

Company Name	Jurisdiction of Incorporation
UiPath SRL	Romania
UiPath KK	Japan
UiPath Ltd. (India)	India
UiPath Canada	Canada
UiPath Netherlands Holding B.V.	Netherlands
Process Gold International BV	Netherlands
Magna View BV	Netherlands
UiPath Switzerland GmbH	Switzerland
UiPath Ltd. (UK)	United Kingdom
UiPath AB	Sweden
UiPath Australia Pty Ltd	Australia
UiPath China - Shanghai	China
UiPath France SAS	France
UiPath GMBH	Germany
UiPath Hong Kong	Hong Kong
UiPath Ltd. (SG)	Singapore
UiPath Netherlands B.V.	Netherlands
UiPath South Korea	South Korea